Exhibit 21.1
VAREX IMAGING CORPORATION
LIST OF SUBSIDIARIES

Name	Jurisdiction of Incorporation
Varex Imaging Equipment (China) Co., Ltd.	China
MeVis Medical Solutions AG (73.7%)	Germany
Varex Imagens Brasil, Ltda.	Brazil
Varex Imaging Holdings, Inc.	Delaware, USA
Varex Imaging France SARL	France
Varex Imaging Deutschland AG	Germany
Varex Imaging Italia Srl	Italy
Varex Imaging Investments B.V.	Netherlands
Varex Imaging International Holdings B.V.	Netherlands
Varex Imaging UK Limited	United Kingdom
Claymount Technologies Group B.V.	Netherlands
Claymount Switzerland AG	Switzerland
Clayberg International B.V.	Netherlands
Claymount Assemblies Philippines, Inc.	Philippines
Claymount High Voltage Technologies (Beijing) Co. Ltd.	China
Claymount Assemblies B.V.	Netherlands
Claymount Americas Corporation	Illinois, USA
Varex Imaging International AG	Switzerland
Varex Imaging West Holdings, Inc.	Delaware, USA
Varex Imaging West, LLC	Delaware, USA
Varex Imaging Mexico, S. de R.L. de C.V.	Mexico
3901 Carnation Street, LLC	Delaware, USA
Varex Imaging Japan, K.K.	Japan
Dexela Limited	United Kingdom
Varex Imaging Investments B.V., Belgium Branch	Belgium
Varex Imaging Investments B.V., Korea Branch	South Korea
Varex Imaging Investments B.B., Russia Branch	Russian Federation
Varex Imaging Equipment (China) Co., Ltd., Beijing Branch	China
Virtual Media Integration, LLC	Delaware, USA
Varex Imaging Arabia, LLC (75%)	Saudi Arabia
Varex Imaging India Private Limited	India